VBI Vaccines Inc.

Board of Directors Services Agreement

This Board of Directors Services Agreement (this “Agreement”), dated July 28, 2016 (the “Effective Date”), is entered into between VBI Vaccines Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), and Steven Rubin, an individual (“Director”).

RECITALS

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders as of the Effective Date; and

WHEREAS, Director desires to serve on the Company’s Board of Directors as of the Effective Date for the period of time and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for consideration as set forth herein, the parties hereto agree as follows:

AGREEMENT

1. Board Duties.

(a) Director agrees to provide services to the Company as a member of the Board of Directors as of the Effective Date. Director shall, for so long as he remains a member of the Board of Directors, meet with the other members of the Board of Directors and/or the Company’s executive officers upon request, at dates and times mutually agreeable to the parties, to discuss any matter involving the Company (including any subsidiary). Director acknowledges and agrees that the Company may rely upon Director’s expertise in business disciplines where Director has significant experience with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board of Directors.

(b) Director understands that as a member of the Board of Directors he is bound by a fiduciary duty and a duty of care to the Company. As such, Director must act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances. Membership on the Board of Directors shall require adherence to board member conduct policies adopted by the Board of Directors and enforced equally upon all directors.

2. Compensation.

(a) Board Compensation. As compensation for the services provided herein, effective May 6, 2016, the Company shall pay to Director (or his designee), so long as Director continues to fulfill Director’s duties and to provide services pursuant to this Agreement, quarterly compensation at the initial rate of $7,500.

(b) Committee Stipend. As compensation for the services provided herein, as a member of the following committees of the Board of Directors, effective May 6, 2016, the Company shall compensate Director (or his designee) as follows: Audit Committee – As a member of the committee, Director to receive quarterly compensation at the initial rate of $1,750; Nomination and Governance Committee – As a member of the committee, Director to receive quarterly compensation at the initial rate of $750;

provided, however, that no such compensation for services as a director or committee member shall be paid to Director (or his designee) if he is employed by the Company in any capacity. Such rates of compensation shall be subject to upward or downward adjustment, in the sole discretion of the Board of Directors or any committee of the Board of Directors empowered to establish the compensation of directors or committee members, upon written notice to Director, and any such adjustment shall not require an amendment to this Agreement, which will remain in effect in accordance with its terms notwithstanding any such adjustment.

3. Reimbursement of Expenses. The Company will reimburse Director for reasonable business expenses incurred on behalf of the Company in discharging Director’s duties as a member of the Board of Directors, provided that such expenses are approved in advance by the Company’s Chief Executive Officer or Chief Financial Officer and provided further that Director shall provide the Chief Financial Officer with reasonable substantiating documentation relating to such expenses prior to reimbursement. Upon the conclusion of Director’s service hereunder, any property of the Company, including, without limitation, laptops, personal computers and related equipment, used by Director may (if the Company agrees) be purchased by Director from the Company at its then current fair market value, to be determined in good faith by the Chief Financial Officer of the Company, or returned to the Company.

4. Non-Disparagement. Director agrees to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments to any third party with respect to the Company and its affiliates, including, without limitation, the Company’s parent, subsidiaries, officers, directors and employees (collectively, “Company Parties”). Further, Director hereby agrees to forbear from making any public or non-confidential statement with respect to any of the Company Parties. The duties and obligations of this paragraph 4 shall continue following the termination of this Agreement.

5. Confidentiality. Director agrees that Director will have access to and become acquainted with confidential proprietary information of the Company and its subsidiaries (“Confidential Information”) which is owned by the Company and its subsidiaries and is regularly used in the operation of the Company’s and its subsidiaries businesses. As used in this Agreement, the term “Confidential Information” shall mean proprietary and non-public information that is not disclosed by the Company in its filings with the Securities and Exchange Commission (the “SEC”). Director agrees that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company or any of its subsidiaries is engaged, or in which the Company or its subsidiaries may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company or any of its subsidiaries. Director agrees that the term “Confidential Information” includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Director acknowledges that all Confidential Information, whether prepared by Director or otherwise acquired by Director in any other way, shall remain the exclusive property of the Company. Director promises and agrees that Director shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Company’s Confidential Information, either directly or indirectly, nor will Director use the Confidential Information in any way or at any time except as required in the course of Director’s business relationship with the Company. Director agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information constitutes unfair competition. Director promises and agrees not to engage in any unfair competition with the Company and will take measures that are appropriate to prevent its employees or contractors from engaging in unfair competition with the Company. Director further agrees that, at any time, upon the request of the Company and without further compensation, but at no expense to Director, Director shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain, patent applications and United States and foreign patents on the Company’s or its subsidiaries’ inventions, and copyright registrations on the Company’s or its subsidiaries’ inventions. The duties and obligations of this paragraph 5 shall continue following the termination of this Agreement.

6. Term. Except as otherwise provided herein, the term of this Agreement and the duties and obligations of Director and the Company under it shall continue until the later of (i) the date that the Company’s stockholders fail to re-elect Director as a member of the Company’s Board of Directors, including as a result of the failure by the Company to nominate Director as a candidate for election, or (ii) the date that Director ceases to be a member of the Company’s Board of Directors for any reason. Director may voluntarily resign Director’s position on the Board of Directors at any time and such resignation shall not be considered a breach of this Agreement.

7. Cooperation. Director will notify the Company promptly if Director is subpoenaed or otherwise served with legal process in any matter involving the Company or any subsidiary and will cooperate in the review, defense or prosecution of any such matter. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or any subsidiary, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney. In the event of any claim or litigation against the Company or Director based upon any alleged conduct, acts or omissions of Director during Director’s tenure as a director of the Company, Director will provide to the Company such information and documents as are necessary and reasonably requested by the Company or its counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The foregoing shall be subject to the terms and conditions of any indemnification agreement entered into between the Company and Director, the terms and conditions of which shall govern and shall supersede this paragraph 7 in the event of any conflict between this paragraph 7 and such indemnification agreement.

8. Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the subject matter herein.

9. Governing Law. This Agreement shall be governed by the law of the State of Delaware. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the federal courts of New York located within the Borough of Manhattan. Each party generally and unconditionally accepts the exclusive jurisdiction of such courts and venue therein.

10. Injunctive Relief. It is agreed that the rights and benefits of the Company pursuant to Sections 1, 4, 5 and 7 of this Agreement are unique and that no adequate remedy exists at law if Director shall fail to perform, or breaches, any of Director’s obligations thereunder, that it would be difficult to determine the amount of damages resulting therefrom, and that any such breach would cause irreparable injury to the Company. Therefore, the Company shall be entitled to injunctive relief to prevent or restrain any such breach of this Agreement by Director.

11. Insurance. The Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance throughout the term of Director’s service to the Company as a director, in amounts and with such carrier(s) and on such terms as determined by the Board of Directors, or any committee of the Board of Directors empowered for such purpose.

12. Requirements of Director. During the term of Director’s services to the Company hereunder, Director shall observe all applicable laws, rules and regulations relating to independent directors of a public company as promulgated from time to time, including acting in accordance with the Business Corporations Act (British Columbia) (the “BCBCA”) as set out in Section 1(b) of this Agreement, the regulations thereto, and the notice of articles and articles of the Company.

13. Reporting Obligations. While this Agreement is in effect, Director shall immediately report to the Company in the event: (i) Director knows or has reason to know or should have known that any of the requirements specified in Section 12 hereof is not satisfied or is not going to be satisfied; (ii) Director is nominated to the board of directors or becomes an officer of another public company or (iii) Director knows or has reason to know of any actual or potential conflict of interest.

[Signature page follows.]

In witness whereof, the parties hereto enter into this Agreement as of the date first set forth above.

THE COMPANY:

VBI Vaccines Inc.

By:	/s/ Jeff Baxter
Name:	Jeff Baxter
Title:	Chief Executive Officer

DIRECTOR:

/s/ Steven Rubin
Steven Rubin